Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FIRST QUARTER
FINANCIAL AND OPERATING RESULTS AND ACQUISITION

CHATTANOOGA, TENNESSEE – April 27, 2023 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the first quarter ended March 31, 2023 and the acquisition of Lew Thompson & Son Trucking, Inc. and related entities (“Lew Thompson & Son”) effective April 26, 2023. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Friday, April 28, 2023.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report first quarter earnings of $1.20 per diluted share and non-GAAP adjusted earnings of $0.93 per diluted share. The primary EPS adjustment excludes approximately $7.6 million in pre-tax gain on sale of a Tennessee-based terminal property in the 2023 quarter. We are also pleased to report the completion of the acquisition of Lew Thompson & Son, a dedicated contract carrier specializing in poultry feed and live haul transportation in Northwest Arkansas and surrounding areas.  We believe the acquisition is another strong step toward building a more diversified and resilient operating model.  See Subsequent Event: Acquisition for additional information.

“The first quarter’s freight market, consisting of a combination of freight rates and volumes, has materially softened compared to a year ago and has remained soft throughout April. Despite these market headwinds, we are pleased with the resiliency in the first quarter’s profitability of our asset-based segments, consisting of Expedited and Dedicated.  Our asset-light segments, consisting of Managed Freight and Warehousing, experienced significant deterioration in margin compared to the prior year quarter as a result of reductions in brokerage volumes and rates associated with overflow freight from our asset-based segments.

“Our asset-based segments contributed approximately 68% of total revenue, 93% of operating income, 63% of total freight revenue, and 88% of adjusted operating income in the quarter. Our Expedited segment grew revenue modestly, but experienced diminished margins compared to the first quarter last year. Our Dedicated segment experienced reduced revenue with approximately 14% fewer tractors and improved margins year over year.

“Our asset-light segments contributed approximately 32% of total revenue, 7% of operating income, 37% of total freight revenue, and 12% of adjusted operating income in the quarter.  Compared to a year ago, Managed Freight experienced significant reductions in both revenue and profitability with little to no project related freight in the current quarter.  Warehousing was able to grow revenue through new customer startups but had diminished margins primarily due to incremental cost headwinds associated with investments in capacity for future growth in this segment as well as inflationary cost headwinds with existing customers. We are working to increase the operating income and related margins in each of these segments through focused sales efforts within managed freight and proposed customer rate increases with existing customers within Warehousing.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $5.9 million, or $0.31 per share, compared to $6.8 million, or $0.30 per share, in the 2022 quarter. The decline in pre-tax net income for TEL was primarily a result of a reduction on gain on sale of revenue equipment in the amount of $0.9 million.”

A summary of our first quarter financial performance:

	Three Months Ended March 31,
($000s, except per share information)	2023	2022
Total Revenue	$266,851	$291,585
Freight Revenue, Excludes Fuel Surcharge	$233,422	$257,614
Operating Income	$17,632	$23,847
Adjusted Operating Income (1)	$12,625	$24,435
Operating Ratio	93.4%	91.8%
Adjusted Operating Ratio (1)	94.6%	90.5%
Net Income	$16,635	$22,167
Adjusted Net Income (1)	$12,867	$22,600
Earnings per Diluted Share	$1.20	$1.32
Adjusted Earnings per Diluted Share (1)	$0.93	$1.35

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics

($000s, except statistical information)	2023	2022
Combined Truckload
Total Revenue	$181,140	$187,744
Freight Revenue, excludes Fuel Surcharge	$148,018	$154,024
Operating Income	$16,423	$11,972
Adj. Operating Income (1)	$11,122	$12,265
Operating Ratio	90.9%	93.6%
Adj. Operating Ratio (1)	92.5%	92.0%
Average Freight Revenue per Tractor per Week	$5,495	$5,204
Average Freight Revenue per Total Mile	$2.39	$2.36
Average Miles per Tractor per Period	29,613	28,331
Weighted Average Tractors for Period	2,095	2,302

Expedited
Total Revenue	$100,896	$98,797
Freight Revenue, excludes Fuel Surcharge	$81,658	$80,647
Operating Income	$9,276	$9,331
Adj. Operating Income (1)	$7,381	$9,331
Operating Ratio	90.8%	90.6%
Adj. Operating Ratio (1)	91.0%	88.4%
Average Freight Revenue per Tractor per Week	$7,419	$7,218
Average Freight Revenue per Total Mile	$2.21	$2.24
Average Miles per Tractor per Period	43,179	41,475
Weighted Average Tractors for Period	856	869

Dedicated
Total Revenue	$80,244	$88,947
Freight Revenue, excludes Fuel Surcharge	$66,360	$73,377
Operating Income (Loss)	$7,147	$2,641
Adj. Operating Income (Loss) (1)	$3,741	$2,934
Operating Ratio	91.1%	97.0%
Adj. Operating Ratio (1)	94.4%	96.0%
Average Freight Revenue per Tractor per Week	$4,166	$3,983
Average Freight Revenue per Total Mile	$2.65	$2.51
Average Miles per Tractor per Period	20,240	20,361
Weighted Average Tractors for Period	1,239	1,433

(1)	Represents non-GAAP measures.

Combined Truckload Revenue
Paul Bunn, the Company’s President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 3.5%, to $181.1 million, while averaging 207 fewer tractors, compared to 2022. The revenue decrease consisted of $6.0 million lower freight revenue and $0.6 million lower fuel surcharge revenue. The decrease in freight revenue primarily related to the reduction of the fleet in our Dedicated segment, which aligns with our strategy to replace underperforming business with business that meets our profitability requirements.”

Expedited Truckload Revenue
Mr. Bunn added, “Freight revenue in our Expedited segment increased $1.0 million, or 1.3%. Average total tractors decreased by 13 units or 1.5% to 856, compared to 869 in the prior year quarter. The reduction in tractors was an intentional effort by management to adjust the fleet size down in response to the reduced volumes of available freight with expedited service requirements.  Average freight revenue per tractor per week increased 2.8%.”

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment decreased $7.0 million, or 9.6%. Average total tractors decreased by 194 units or 13.5% to 1,239, compared to 1,433 in the prior year quarter. The decrease in tractors was attributable to the exit of underperforming business.  Average freight revenue per tractor per week increased 4.6%.”

Combined Truckload Operating Expenses
Mr. Bunn continued, “Our truckload operating cost per total mile decreased 4 cents or 1.5%. Of this amount, approximately 12 cents related to the gain on disposition of our Tennessee based terminal, offset by approximately 3 cents attributable to a change in fair value of the future earnout liability and increased non-cash intangible asset amortization associated with the AAT acquisition, both of which are excluded from our adjusted results. On a non-GAAP or adjusted basis, our truckload operating cost per total mile increased approximately 4 cents or 1.5%, primarily due to increased salaries, wages and related expenses and insurance and claims related costs, offset by improvements in operations and maintenance and purchased transportation related costs.

“Salaries, wages and related expense increased year-over-year $648 thousand on an absolute basis and 7 cents on a per total mile basis, compared to the 2022 quarter primarily due to non-driver compensation and related benefits as driver pay remained flat on a per total mile basis.

“Insurance and claims related expense increased year-over-year by $1.3 million, or 3 cents per total mile, compared to the 2022 quarter primarily due to the unfavorable claims experience during the current quarter.

“Operations and maintenance related expense decreased year-over-year by $1.8 million, or 2 cents per total mile, compared to the 2022 quarter, primarily due to replacing older tractors that experienced higher operating costs.

“Purchased transportation decreased year-over-year by $2.8 million, or 4 cents per total mile, compared to the 2022 quarter primarily due to the reduction of leased tractors in the fleet.

“Depreciation and amortization related costs increased $1.0 million to $14.0 million, but was offset by a $0.9 million increase in gain on sale of revenue equipment to $1.1 million in the quarter compared to the prior year quarter.”

Managed Freight Segment

	Three Months Ended March 31,
($000s)	2023	2022
Freight Revenue	$60,874	$86,151
Operating Income	$1,218	$10,831
Adj. Operating Income (1)	$1,253	$10,867
Operating Ratio	98.0%	87.4%
Adj. Operating Ratio (1)	97.9%	87.4%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 29.3%, from the prior year quarter. Operating income and adjusted operating income declined 88.5% compared to the first quarter of 2022, primarily due to reduced freight revenue attributable to reduced volumes of overflow freight from both Expedited and Dedicated truckload operations and an approximately $2.0 million charge as a result of current period cargo insurance claims. Revenue and operating income in this segment are expected to fluctuate with changes in the freight market and our percentage of contracted versus non-contracted freight.”
Warehousing Segment

	Three Months Ended March 31,
($000s)	2023	2022
Freight Revenue	$24,530	$17,439
Operating Income	$(9)	$1,044
Adj. Operating Income (1)	$250	$1,303
Operating Ratio	100.0%	94.1%
Adj. Operating Ratio (1)	99.0%	92.5%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 40.7% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business added during the current year. Operating income and adjusted operating income for the Warehousing segment decreased $1.1 million compared to the first quarter of 2022. The year-over-year decline in profitability with this segment is largely attributable to incremental costs of securing additional unoccupied leased space in key locations, which is consistent with our longer-term growth strategy, and inflationary cost headwinds with existing customers. Over time, we anticipate margins in this segment to normalize in the mid single digits.”

Capitalization, Liquidity and Capital Expenditures
Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At March 31, 2023, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $18.6 million to approximately $65.0 million as compared to December 31, 2022. In addition, our net indebtedness to total capitalization increased to 14.9% at March 31, 2023 from 10.9% at December 31, 2022.

“The increase in net indebtedness in the quarter is primarily attributable to repurchasing approximately 0.6 million shares under our stock repurchase programs for $20.8 million, a post-acquisition earnout payment of $10.0 million related to AAT’s operational performance, and net capital expenditures for revenue equipment of $4.2 million, offset by cash proceeds of $12.4 million from the sale of our Tennessee based terminal and cash flows from operations.

“At March 31, 2023, we had cash and cash equivalents totaling $54.6 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $23.9 million, and available borrowing capacity of $86.1 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of March 31, 2023, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment through March 31, 2023, provided $8.2 million of proceeds, which includes the terminal proceeds discussed above. At the end of the quarter, we had $7.7 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors has remained flat sequentially compared to the fourth quarter at 26 months, primarily due to not receiving as many new tractors as originally expected in the first quarter of 2023.  We are now seeing deliveries catching up to our plan and anticipate the average age of our fleet to decline sequentially throughout the remainder of the year.

“For the balance of 2023, our baseline expectation for net capital equipment expenditures is $60 million to $70 million. Our capital investment plan reflects our priorities of improving operational uptime, lowering operating costs, and maintaining a driver-friendly fleet. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Subsequent Event: Acquisition

On April 26, 2023, the Company completed the acquisition of Lew Thompson & Son, of Huntsville, Arkansas. Under the terms of the agreement, Covenant purchased 100% of the outstanding stock of Lew Thompson & Son in exchange for a closing enterprise value of approximately $100 million plus an earnout of up to $30 million depending on the results achieved by the business over the three following calendar years. The closing price represented approximately 5.2 times estimated adjusted EBITDA of the acquired companies and was funded by cash on hand of approximately $45 million and approximately $55 million of borrowing’s from the Company’s ABL credit facility.  Following the transaction, Covenant’s pro-forma net indebtedness is expected to be approximately $165 million.

Lew Thompson & Son specializes in poultry related feed and live haul freight and will be consolidated within the Company’s Dedicated truckload results.  For 2022, the acquired business generated approximately $64 million in revenue.  The transaction includes the option for the Company to elect a Code Section 338(h)(10) election subject to a purchase price adjustment. The addition of Lew Thompson & Son is expected to be immediately accretive to earnings per diluted share.

Mr. Parker commented “We are very pleased to welcome the entire Lew Thompson & Son team to the Covenant family. We pursued Lew Thompson & Son because of their proven track record of operating a first class dedicated contract carrier business in a niche market, which we believe has less sensitivity to economic cycles and opportunities to grow. We believe the backing of Covenant will provide additional resources to expand Lew Thompson & Son to best meet the needs of their strong customer base.”

Outlook
Mr. Parker concluded, “We are pleased with our first quarter results and are excited about the opportunity Lew Thompson & Son gives us to improve upon them.  Our results were achieved in the midst of a very difficult operating environment that spanned across the entire quarter.

“The second quarter has shown little to no signs of improvement in freight market supply and demand, and we anticipate a difficult freight environment for the remainder of the year, which may cause rate and margin pressure, particularly in non-Dedicated operations.  Given the current market conditions, we are intensely focused on cost control across our entire enterprise. However, we believe our more resilient operating model, together with the steps we are taking to reduce costs and inefficiencies, will mitigate a portion of our historical volatility throughout economic and freight market cycles.  Overall, I am pleased with our current position, which features a moderately-leveraged balance sheet, strong liquidity and a reduction of approximately 17% of the weighted average diluted shares outstanding compared to a year ago. We will remain focused on growing our market share, continuing to improve our operations, and becoming a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.”

Conference Call Information
The Company will host a live conference call tomorrow, April 28, 2023, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we  use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as  key  measures  of  profitability.  Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to expected cost inflation, expected freight demand, volume, and rates, future Dedicated and Expedited contracts, future growth, including in our Managed Freight and Warehousing segments, future results of TEL, future revenue, operating income, operating expenses, and margins, future availability and covenant testing under our ABL credit facility, expected fleet age, operating efficiency, and  cost, net capital expenditures, capital allocation alternatives, progress toward our strategic goals, the expected impact of our acquisition of Lew Thompson & Son, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflict between Russia and Ukraine, expansion of such conflict to other areas or countries or similar conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President and Chief Operating Officer
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended March 31,
($s in 000s, except per share data)	2023	2022	% Change
Freight revenue	$233,422	$257,614	(9.4%)
Fuel surcharge revenue	33,429	33,971	(1.6%)
Total revenue	$266,851	$291,585	(8.5%)
Operating expenses:
Salaries, wages, and related expenses	99,159	95,338
Fuel expense	34,091	35,502
Operations and maintenance	17,109	17,936
Revenue equipment rentals and purchased transportation	63,016	83,661
Operating taxes and licenses	3,463	2,740
Insurance and claims	12,693	9,179
Communications and utilities	1,284	1,170
General supplies and expenses	13,620	8,934
Depreciation and amortization	14,575	13,445
Gain on disposition of property and equipment, net	(9,791)	(167)
Total operating expenses	249,219	267,738
Operating income (loss)	17,632	23,847
Interest expense, net	769	555
Income from equity method investment	(5,943)	(6,785)
Income (loss) from continuing operations before income taxes	22,806	30,077
Income tax expense (benefit)	6,321	7,910
Income (loss) from continuing operations	16,485	22,167
Income from discontinued operations, net of tax	150	-
Net income (loss)	$16,635	$22,167
Basic earnings (loss) per share(1)
Income (loss) from continuing operations	$1.23	$1.34
Income from discontinued operations	$0.01	$-
Net income (loss)	$1.25	$1.34
Diluted earnings (loss) per share
Income (loss) from continuing operations	$1.19	$1.32
Income from discontinued operations	$0.01	$-
Net income (loss)	$1.20	$1.32
Basic weighted average shares outstanding (000s)	13,361	16,602
Diluted weighted average shares outstanding (000s)	13,877	16,769
(1) Total may not sum due to rounding..

Segment Freight Revenues
	Three Months Ended March 31,
($s in 000's)	2023	2022	% Change
Expedited - Truckload	$81,658	$80,647	1.3%
Dedicated - Truckload	66,360	73,377	(9.6%)
Combined Truckload	148,018	154,024	(3.9%)
Managed Freight	60,874	86,151	(29.3%)
Warehousing	24,530	17,439	40.7%
Consolidated Freight Revenue	$233,422	$257,614	(9.4%)

Truckload Operating Statistics
	Three Months Ended March 31,
	2023	2022	% Change
Average freight revenue per loaded mile	$2.71	$2.67	1.5%
Average freight revenue per total mile	$2.39	$2.36	1.3%
Average freight revenue per tractor per week	$5,495	$5,204	5.6%
Average miles per tractor per period	29,613	28,331	4.5%
Weighted avg. tractors for period	2,095	2,302	(9.0%)
Tractors at end of period	2,040	2,318	(12.0%)
Trailers at end of period	5,237	5,455	(4.0%)

	Selected Balance Sheet Data
($s in '000's, except per share data)	3/31/2023	12/31/2022
Total assets	$764,855	$796,645
Total stockholders' equity	$371,162	$377,128
Total indebtedness, comprised of total debt and finance leases, net of cash	$64,973	$46,356
Net Indebtedness to Capitalization Ratio	14.9%	10.9%
Leverage Ratio(1)	0.40	0.34
Tangible book value per end-of-quarter basic share	$20.40	$19.97

(1)
Leverage Ratio is calculated as average total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2023	2022	bps Change
Total revenue	$266,851	$291,585
Total operating expenses	249,219	267,738
Operating income	$17,632	$23,847
Operating ratio	93.4%	91.8%	160

Non-GAAP Presentation	2023	2022	bps Change
Total revenue	$266,851	$291,585
Fuel surcharge revenue	(33,429)	(33,971)
Freight revenue (total revenue, excluding fuel surcharge)	233,422	257,614

Total operating expenses	249,219	267,738
Adjusted for:
Fuel surcharge revenue	(33,429)	(33,971)
Amortization of intangibles (2)	(1,120)	(588)
Gain on disposal of terminals, net	7,627	-
Contingent consideration liability adjustment	(1,500)	-
Adjusted operating expenses	220,797	233,179
Adjusted operating income	12,625	24,435
Adjusted operating ratio	94.6%	90.5%	410

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS(1)
(Dollars in thousands)	Three Months Ended March 31,
	2023	2022
GAAP Presentation - Net income	$16,635	$22,167
Adjusted for:
Amortization of intangibles (2)	1,120	588
Discontinued operations reversal of loss contingency (3)	(200)	-
Loss (gain) on disposal of terminals, net	(7,627)	-
Contingent consideration liability adjustment	1,500	-
Total adjustments before taxes	(5,207)	588
Provision for income tax expense at effective rate	1,439	(155)
Tax effected adjustments	$(3,768)	$433
Impact of federal income tax adjustments
Non-GAAP Presentation - Adjusted net income	$12,867	$22,600

GAAP Presentation - Diluted earnings per share ("EPS")	$1.20	$1.32
Adjusted for:
Amortization of intangibles (2)	0.08	0.04
Discontinued operations reversal of loss contingency(3)	(0.01)	-
Gain on sale of terminal, net	(0.55)	-
Contingent consideration liability adjustment	0.11	-
Total adjustments before taxes	(0.37)	0.04
Provision for income tax expense at effective rate	0.10	(0.01)
Tax effected adjustments	$0.27	$0.03
Non-GAAP Presentation - Adjusted EPS	$0.93	$1.35

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2023					2022
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$100,896	$80,244	$181,140	$60,874	$24,837	$98,797	$88,947	$187,744	$86,151	$17,690
Total operating expenses	91,620	73,097	$164,717	$59,656	24,846	89,466	86,306	175,772	75,320	16,646
Operating income (loss)	$9,276	$7,147	$16,423	$1,218	$(9)	$9,331	$2,641	$11,972	$10,831	$1,044
Operating ratio	90.8%	91.1%	90.9%	98.0%	100.0%	90.6%	97.0%	93.6%	87.4%	94.1%

Non-GAAP Presentation
Total revenue	$100,896	$80,244	$181,140	$60,874	$24,837	$98,797	$88,947	$187,744	$86,151	$17,690
Fuel surcharge revenue	(19,238)	(13,884)	(33,122)	-	(307)	(18,150)	(15,570)	(33,720)	-	(251)
Freight revenue (total revenue, excluding fuel surcharge)	81,658	66,360	148,018	60,874	24,530	80,647	73,377	154,024	86,151	17,439

Total operating expenses	91,620	73,097	164,717	59,656	24,846	89,466	86,306	175,772	75,320	16,646
Adjusted for:
Fuel surcharge revenue	(19,238)	(13,884)	(33,122)	-	(307)	(18,150)	(15,570)	(33,720)	-	(251)
Amortization of intangibles (2)	(533)	(293)	(826)	(35)	(259)	-	(293)	(293)	(36)	(259)
Gain on disposal of terminals, net	3,928	3,699	7,627	-	-	-	-	-	-	-
Contingent consideration liability adjustment	(1,500)	-	(1,500)	-	-	-	-	-	-	-
Adjusted operating expenses	74,277	62,619	136,896	59,621	24,280	71,316	70,443	141,759	75,284	16,136
Adjusted operating income (loss)	7,381	3,741	11,122	1,253	250	9,331	2,934	12,265	10,867	1,303
Adjusted operating ratio	91.0%	94.4%	92.5%	97.9%	99.0%	88.4%	96.0%	92.0%	87.4%	92.5%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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